EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors

Hydro-Québec

We, KPMG LLP, Ernst & Young LLP and the Auditor General of Québec, consent to the incorporation by reference in Hydro-Québec’s Registration Statement (No. 333-178704) of our report to the Minister of Finance of Québec dated February 17, 2023, on the consolidated financial statements of Hydro-Québec and its subsidiaries (“Hydro-Québec”), which comprise the consolidated balance sheets as at December 31, 2022 and 2021, and the consolidated statements of operations, consolidated statements of comprehensive income, consolidated statements of changes in equity and consolidated statements of cash flows for each of the years in the three-year period ended December 31, 2022, and notes to the consolidated financial statements, including a summary of significant accounting policies, which report appears in the Annual Report on Form 18-K of Hydro-Québec for the year ended December 31, 2022.

On behalf of the Auditor General of Québec,

/s/ KPMG LLP	/s/ Ernst & Young LLP	/s/ Patrick Dubuc, CPA auditor
Assistant Auditor General

Montréal, Québec

April 21, 2023